Filed Pursuant to Rule 424(b)(5)
Registration No. 333-153608-04

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2009

PROSPECTUS SUPPLEMENT

(To prospectus dated September 22, 2008)

$300,000,000

    % SENIOR SECURED NOTES DUE 20

This is an offering by The Toledo Edison Company of $300,000,000 aggregate principal amount of our     % Senior Secured Notes due 20    , or Senior Secured Notes. The Senior Secured Notes will be our senior secured indebtedness and will be secured by a series of our first mortgage bonds issued and delivered by us to the trustee under the indenture governing the Senior Secured Notes. Accordingly, the Senior Secured Notes will be secured ratably with the senior note mortgage bonds in the collateral pledged to secure such bonds.

Interest on the Senior Secured Notes will be payable semi-annually in arrears on              and              of each year, beginning on             , 2009, and at maturity. Interest on the Senior Secured Notes will accrue from the date of original issuance. The Senior Secured Notes will mature on             , 20    .

We may redeem the Senior Secured Notes, at any time in whole or from time to time in part, at the redemption price described in this prospectus supplement. There is no sinking fund for the Senior Secured Notes. For a more detailed description of the Senior Secured Notes, see “Description of Senior Secured Notes” beginning on page S-12.

Investing in the Senior Secured Notes involves risks. See “Risk Factors” in this prospectus supplement beginning on page S-8 and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Note		Total
Price to Public (1)%			$
Underwriting Discounts and Commissions		%	$
Proceeds, before expenses, to Toledo Edison		%	$

(1)	Plus accrued interest, if any, from April , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Senior Secured Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about April     , 2009.

Joint Book-Running Managers

Credit Suisse	Citi	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is April     , 2009.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about our company and about the Senior Secured Notes. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. Neither we nor any underwriter has authorized anyone to provide you with information that is different. Neither we nor any underwriter is making an offer of the Senior Secured Notes in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

In this prospectus supplement, unless the context indicates otherwise, the words “Toledo Edison,” “we,” “our,” “ours” and “us” refer to The Toledo Edison Company and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus supplement and the periodic reports and other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements based on information currently available to us. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are in some cases beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	the speed and nature of increased competition and deregulation in the electric utility industry;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices and availability;

•	our ability to recover increased transmission costs and other charges;

•	maintenance costs being higher than anticipated;

•	other legislative and regulatory changes;

•	our ability to comply with applicable state and federal reliability standards;

•	our ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives);

•	our ability to experience growth in the distribution business;

•

the changing market conditions that could affect the value of assets held in nuclear decommissioning trusts, pension trusts and other trust funds, and cause us to make additional contributions sooner, or in amounts that are larger than currently anticipated;

•	our ability to access the public securities and other capital markets in accordance with our financing plan and the cost of such capital;

•	changes in general economic conditions affecting us;

•	the state of the capital and credit markets affecting us;

•

the risks and other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K incorporated herein by reference and in this prospectus supplement and the accompanying prospectus under the heading “Risk Factors”; and

•	other similar factors.

Any forward-looking statements speak only as of the date of this prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factors on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

SUMMARY

This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

The Toledo Edison Company

We are a wholly-owned, electric utility operating subsidiary of FirstEnergy Corp., or FirstEnergy. FirstEnergy is a diversified energy company headquartered in Akron, Ohio. We were organized under the laws of the State of Ohio in 1901 and own property and do business as an electric public utility in that state. We engage primarily in the distribution and sale of electric energy in an area of approximately 2,500 square miles in northwestern Ohio. The area we serve has a population of approximately 0.8 million.

Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.

The Offering

Issuer	The Toledo Edison Company.

Securities Offered	We are offering $300,000,000 aggregate principal amount of our % Senior Secured Notes due 20 .

Maturity	The Senior Secured Notes will mature on , 20 .

Interest	Interest on the Senior Secured Notes will accrue at the per annum rate of %.

Interest Payment Dates	Interest on the Senior Secured Notes will accrue from the date of original issuance and will be payable semi-annually in arrears on and of each year, beginning on , 2009, and at maturity.

Optional Redemption	We may redeem the Senior Secured Notes, at any time in whole or from time to time in part, at our option, at a “make-whole” redemption price, which is subject to a cap of 103% of the principal amount of the Senior Secured Notes to be redeemed, unless we obtain supplemental state regulatory approval. See “Description of Senior Secured Notes—Optional Redemption” in this prospectus supplement.

Indenture; Mortgage

The Senior Secured Notes will be issued under the indenture, dated as of November 1, 2006 (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”). Prior to the issuance of the Senior Secured Notes, the Indenture will be amended and supplemented by a supplemental indenture, to be dated as of April 24, 2009 (the “Supplemental Indenture”) between us and the Trustee, to provide for the delivery of our first mortgage bonds to the Trustee as security for (i) the Senior Secured Notes and (ii) $300 million aggregate principal amount of our 6.15% Senior Notes due 2037 originally issued in November 2006 and currently outstanding as unsecured senior notes (the “Other Notes”). We are required to secure the Other Notes by the terms of the Indenture as currently in effect.

The first mortgage bonds to be delivered to the Trustee will be issued under our indenture of mortgage and deed of trust dated as of April 1, 1947, as amended and supplemented (the “Mortgage”), to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Mortgage Trustee”).

As used herein,

•         the term “Amended Indenture” refers to the Indenture as amended by the Supplemental Indenture,

•         the term “senior notes” refers collectively to the Senior Secured Notes and the Other Notes as secured by our first mortgage bonds delivered to the Trustee, and

•         the term “senior note mortgage bonds” refers to such first mortgage bonds.

Security and Ranking

So long as any Senior Secured Notes are outstanding, the senior notes will be secured by senior note mortgage bonds issued under the Mortgage and delivered by us to the Trustee under the Amended Indenture. Accordingly, the senior notes, including the Senior Secured Notes, will be secured ratably with the senior note mortgage bonds in the collateral pledged to secure such bonds pursuant to the Mortgage.

As of March 31, 2009, we had no outstanding first mortgage bonds. Upon issuance of the Senior Secured Notes, the only first mortgage bonds outstanding will be the $600 million aggregate principal amount of senior note mortgage bonds to be issued and delivered to the Trustee in respect of the senior notes.

Sinking Fund	There is no sinking fund for the Senior Secured Notes.

Limitation on Liens

Although the senior notes will already have been secured by senior note mortgage bonds, the Amended Indenture will continue to prohibit, for so long as any senior notes are outstanding, our issuance, assumption, guarantee or permitting to exist any debt secured by any lien upon any of our operating property, except for certain permitted secured debt, without effectively securing the senior notes equally and ratably with that debt (but only so long as such debt is secured). See “Description of Senior Secured Notes—Certain Covenants—Limitation on Liens” in this prospectus supplement and “Description of Senior Unsecured Debt Securities—Certain Covenants—Limitation on Liens” in the accompanying prospectus.

The senior notes will be secured by the senior note mortgage bonds and, thus, will automatically be secured equally and ratably with any other first mortgage bonds issued under the Mortgage. Consequently, the limitation on liens covenant in the Amended Indenture will not restrict the Company’s ability to issue additional amounts of such first mortgage bonds, although (i) the Mortgage itself, however, would permit the issuance of additional first mortgage bonds only if the conditions set forth under “Description of Senior Notes Mortgage Bonds—Issuance of Additional First Mortgage Bonds” below have been satisfied and (ii) the Amended Indenture will require that such additional first mortgage bonds be issued solely to serve as collateral security for one or more additional series of senior notes issued under the Amended Indenture, except to the extent as permitted by the limitation on liens covenant therein. See “Description of Senior Secured Notes—Security and Release.”

Limitation on Sale and Lease-Back Transactions	Although the senior notes will have already been secured by senior note mortgage bonds, the Amended Indenture will continue to prohibit, subject to certain exceptions, for so long as any senior notes are outstanding, our entering into or permitting to exist any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that operating property or the placing in operation of that operating property or of that operating property as constructed, developed or substantially repaired, altered or improved. See “Description of Senior Unsecured Debt Securities—Certain Covenants—Limitation on Sale and Lease-Back Transactions” in the accompanying prospectus.

Risk Factors	You should carefully consider, in addition to matters set forth elsewhere in this prospectus supplement and the accompanying prospectus, each of the factors described in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” beginning on page S-8 and page 1, respectively, and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing any Senior Secured Notes. You should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Form and Denomination	The Senior Secured Notes will be represented by a global certificate (a “Global Certificate”) deposited with, or on behalf of, The Depository Trust Company, or DTC, or its nominee. See “Description of Senior Secured Notes—Book-Entry” in this prospectus supplement. The Senior Secured Notes will be issued in fully registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	Proceeds received from the issuance of the Senior Secured Notes will be used to repay our outstanding short-term indebtedness, for capital expenditures and, to the extent available, for general corporate purposes, all as described under “Use of Proceeds” herein.

Ratings	The Senior Secured Notes are expected to be assigned ratings of Baa2 by Moody’s Investors Service, Inc., and BBB by Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc., or S&P. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the Senior Secured Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change.

Governing Law	The Amended Indenture and the Senior Secured Notes will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, is applicable.

Trustee and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Listing	The Senior Secured Notes will not be listed on any national securities exchange.

RECENT DEVELOPMENTS

Results of Operations For the Quarter Ended March 31, 2009 (Unaudited)

Our earnings for the first three months of 2009 decreased to $908,000 from $17 million for the same period of 2008. The decrease resulted primarily from the completion of the recovery of transition costs as of the end of 2008, which reduced earnings by $16.5 million. Also contributing to the decrease were one-time charges, principally relating to implementing the Company’s Electric Security Plan, which reduced earnings by $4.0 million.

Depressed economic conditions in the Company’s service area continue to adversely affect kilowatt-hour deliveries. For the three months ended March 31, 2009, total kilowatt-hour deliveries decreased 9.6% compared to the corresponding period of 2008, with deliveries to residential, commercial and industrial customers decreasing by 2.8%, 10.0% and 13.5%, respectively.

Election of Chief Financial Officer

On April 6, 2009, Richard H. Marsh, Senior Vice President and Chief Financial Officer (“CFO”) of FirstEnergy indicated his intention to step down as CFO on May 1, 2009, and retire from FirstEnergy effective July 1, 2009. Mr. Marsh is also the Senior Vice President and CFO and a Director of the Company. On April 8, 2009, FirstEnergy’s Board of Directors elected Mark T. Clark, Executive Vice President and CFO to succeed Mr. Marsh as CFO, effective May 1, 2009. Mr. Clark also will become Executive Vice President and CFO of the Company, effective May 1, 2009.

Amended Electric Security Plan

On March 31, 2009, we, Ohio Edison Company (“OE”) and The Cleveland Illuminating Company (“CEI,” and collectively with us and OE, the “Ohio Companies”) announced our plan to implement the amended Electric Security Plan, or Amended ESP, the provisions of which had been approved by the Public Utilities Commission of Ohio, or PUCO, pursuant to its Orders on March 4, 2009 and March 25, 2009. The Amended ESP results in generation price stability through May 2011, provides the PUCO flexibility to phase in the generation prices that become effective June 1, 2009 and settles pricing and service arrangements for the distribution of electric service through December 2011.

The Amended ESP captures many of the elements of the Ohio Companies’ original filing on July 31, 2008, with the inclusion of a descending-clock competitive bidding process, or CBP, to establish retail generation rates for the period beginning June 1, 2009, and extending through May 31, 2011. The CBP is scheduled to be conducted on May 13, 2009.

RISK FACTORS

You should consider, in evaluating us, our business and whether to participate in this offering, the following risk factors in addition to other information presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus to which we refer you for more detailed information on our business, industry and financial and corporate structure. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Senior Secured Notes directly or our business and financial results and thus indirectly cause the value of the Senior Secured Notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing us or the Senior Secured Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value or trading price of the Senior Secured Notes to decline.

Risks Related to This Offering

We, FirstEnergy and its other subsidiaries rely on access to the credit and capital markets to finance a portion of our working capital requirements and support our liquidity needs. Access to these markets may be adversely affected by factors beyond our control, including turmoil in the financial services industry, volatility in securities trading markets and general economic downturns. In particular, recent disruptions in the variable-rate demand bond markets could require utilization of a significant portion of the sources of liquidity currently available to FirstEnergy and its subsidiaries, including us.

We, FirstEnergy and its other subsidiaries rely upon access to the credit and capital markets as a source of liquidity for the portion of our working capital requirements not provided by cash from operations and to comply with various regulatory requirements. Market disruptions such as those currently being experienced in the United States and abroad may increase our cost of borrowing or adversely affect our ability to access sources of liquidity upon which we rely to finance our operations and satisfy our obligations as they become due. These disruptions may include turmoil in the financial services industry, including substantial uncertainty surrounding particular lending institutions and counterparties with which we do business, unprecedented volatility in the markets where our outstanding securities trade, and general economic downturns in the areas where we do business. If we, FirstEnergy and its other subsidiaries are unable to access credit at competitive rates, or if our short-term or long-term borrowing costs dramatically increase, our ability to finance our operations, meet our short-term obligations and implement our operating strategy could be adversely affected.

Certain of our affiliates are obligors under approximately $2.1 billion aggregate principal amount of pollution control revenue bonds that accrue interest in daily or weekly variable-rate interest modes that permit individual bondholders to tender their bonds for purchase. In late 2008, disruptions in the variable-rate bond markets caused unsuccessful remarketings of a portion of tendered bonds to occur. If these or similar disruptions were to recur and some or all of these variable-rate bonds were tendered and could not be remarketed for any reason (including without limitation due to an unsuccessful remarketing or the inability to replace expiring letters of credit supporting such bonds at competitive rates), a portion of the other applicable FirstEnergy subsidiaries’ reimbursement obligations on letters of credit may need to be satisfied in the short-term with liquidity under the revolving credit and other facilities available to us, FirstEnergy and its other subsidiaries, reducing the amount of liquidity available for other purposes. This could adversely affect our financial condition and results of operations.

If an active trading market does not develop for the Senior Secured Notes, you may be unable to sell the Senior Secured Notes or to sell them at a price you deem sufficient.

The Senior Secured Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the Senior Secured Notes on any national securities exchange or to arrange for the Senior Secured Notes to be quoted on any automated system. We provide no assurance as to:

•	the liquidity of any trading market that may develop for the Senior Secured Notes;

•	the ability of holders to sell their Senior Secured Notes; or

•	the price at which holders would be able to sell their Senior Secured Notes.

Even if a trading market develops, the Senior Secured Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of Senior Secured Notes;

•	the interest of securities dealers in making a market for the Senior Secured Notes; and

•	our operating results.

If a market for the Senior Secured Notes does not develop, purchasers may be unable to resell the Senior Secured Notes for an extended period of time. Consequently, a holder of Senior Secured Notes may not be able to liquidate its investment readily, and the Senior Secured Notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE YOU CAN FIND MORE INFORMATION

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in the accompanying prospectus. The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. We incorporate by reference in this prospectus supplement and the accompanying prospectus our Annual Report on Form 10-K for the year ended December 31, 2008 and any future reports that we file with the SEC under the Exchange Act if the filings are made prior to the time that all of the Senior Secured Notes are sold in this offering. You may access a copy of any or all of these filings, free of charge, at FirstEnergy’s website (http://www.firstenergycorp.com) or by writing or calling us at the following address:

The Toledo Edison Company

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attn: Shareholder Services

(800) 736-3402

Information available on FirstEnergy’s website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus supplement or the accompanying prospectus, does not constitute a part of this prospectus supplement or the accompanying prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2008 and as adjusted for this offering and to give effect to the use of proceeds from this offering.

	Actual December 31, 2008			As Adjusted December 31, 2008(1)
	(Dollars in thousands) (Unaudited)
Capitalization:
Common Stockholder’s Equity	$480,050		61.6%	$480,050	44.5%
Secured Long-Term Debt	—		—	599,626	55.5%
Unsecured Long-Term Debt and Other Long-Term Obligations	299,626	(2)	38.4%	—	—

Total Capitalization	$779,676		100.0%	$1,079,676	100.0%

(1)	As adjusted for (i) the Amended Indenture to provide security for the outstanding $300 million of Other Notes and (ii) this offering and to give effect to the use of proceeds from this offering.
(2)	Includes $300 million of Other Notes net of unamortized discount of $0.4 million.

SELECTED FINANCIAL DATA

You should read our selected financial data set forth below in conjunction with our historical consolidated financial statements and the related notes and other financial information contained in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
	2004	2005	2006	2007	2008
Operating Revenues	$1,008,112	$1,040,186	$928,001	$963,945	$895,505
Operating Income	125,821	132,266	150,521	157,408	112,870
Net Income	86,283	76,164	99,404	91,239	74,915
Total Assets	2,825,477	2,101,965	1,798,642	1,813,279	1,607,510
Common Stockholder’s Equity	835,327	863,426	481,415	485,191	480,050
Preferred Stock	126,000	96,000	—	—	—
Long-Term Debt and Other Long-Term Obligations	300,299	237,753	358,281	303,397	299,626
Total Capitalization	1,261,626	1,197,179	839,696	788,588	779,676

USE OF PROCEEDS

We estimate that our net proceeds from the issuance and sale of the Senior Secured Notes, will be approximately $         million, after giving effect to estimated underwriting discounts and commissions and estimated expenses.

We intend to use a portion of these net proceeds to repay our outstanding short-term indebtedness, for capital expenditures and, to the extent available, for general corporate purposes. As of March 31, 2009, we had short-term indebtedness of $107.3 million, all of which is unsecured. As of April 10, 2009, the weighted average annual interest rate on this short-term indebtedness was 0.79%.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
	2004	2005	2006	2007	2008
Consolidated Ratio of Earnings to Fixed Charges(1)	2.19	2.48	2.59	2.58	2.73

(1)	“Earnings” for purposes of the calculation of Ratio of Earnings to Fixed Charges have been computed by adding to “Net Income” total interest and other charges, before reduction for amounts capitalized and deferred, provision for income taxes and the estimated interest element of rentals charged to income. “Fixed Charges” include interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements and the estimated interest element of rentals charged to income.

The following table sets forth the pro forma ratio of earnings to fixed charges for each of the periods indicated. The pro forma ratios give effect to the issuance of the Senior Secured Notes offered hereby and the use of proceeds as described under the “Use of Proceeds” section of this prospectus supplement as if they occurred on January 1, 2007 and January 1, 2008, respectively.

	Year Ended December 31,
	2007	2008
Pro Forma Ratio of Earnings to Fixed Charges	2.06	1.98

DESCRIPTION OF SENIOR SECURED NOTES

The following is a summary of certain terms of the Senior Secured Notes, does not purport to be complete, and is subject to, and qualified in its entirety by, the provisions of the Amended Indenture, the form of the Senior Secured Notes to be established pursuant to the Amended Indenture and the Trust Indenture Act of 1939, as amended. Capitalized terms used in this “Description of Senior Secured Notes” not otherwise defined have the meanings set forth in the Amended Indenture.

General

The Senior Secured Notes will constitute our senior secured obligations and, except as otherwise stated in this Description of Senior Secured Notes, will contain all of the terms described in the accompanying prospectus under “Description of Senior Unsecured Debt Securities.” In addition, the Senior Secured Notes will contain the provisions described below.

As used in this section, the terms “we,” “us” and “our” refer to The Toledo Edison Company, and not to any of our subsidiaries.

We will issue the Senior Secured Notes under the Amended Indenture, which will provide for the delivery of our first mortgage bonds to the Trustee as security for the Senior Secured Notes and the Other Notes. We are required to secure the Other Notes by the terms of the Indenture as currently in effect as described under “—Certain Covenants—Limitation on Liens.” The first mortgage bonds to be delivered to the Trustee will be issued under the Mortgage.

Under the terms of the Amended Indenture, we will not be permitted to issue first mortgage bonds other than as senior note mortgage bonds securing additional senior notes issued under the Amended Indenture so long as any Senior Secured Notes remain outstanding, except to the extent as permitted by the limitation on liens covenant under the Amended Indenture. We will be permitted, however, to incur additional other secured debt subject to the limitation on liens provision of the Amended Indenture. Upon the maturity and payment in full of the Senior Secured Notes, the Trustee will surrender the senior note mortgage bonds of the series relating to the Senior Secured Notes and the Other Notes to the Mortgage Trustee for cancellation.

We will issue the Senior Secured Notes in minimum denominations of $2,000 and integral multiples of $1,000. We will issue the Senior Secured Notes in the form of a Global Certificate, which will be deposited with, or on behalf of, DTC and registered in the name of DTC’s nominee. Information regarding DTC’s book-entry system is set forth below under “— Book-Entry.”

Maturity, Interest Rate and Interest Payment Dates

The Senior Secured Notes will mature on             , 20     unless earlier redeemed as described under “—Optional Redemption” below.

The Senior Secured Notes shall be payable as to principal (and premium, if any) and interest at our agency in the Borough of Manhattan, The City of New York, State of New York, or the City of Akron, State of Ohio, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of (and premium, if any), and interest on the Senior Secured Notes so long as such Senior Secured Notes are held by DTC in the form of a Global Certificate.

Interest on the Senior Secured Notes will:

•	be payable in U.S. dollars at the per annum rate of %;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months, and for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable semi-annually in arrears on and in each year, beginning on , 2009, and at maturity;

•	initially accrue from, and including, the date of original issuance (i.e., April , 2009); and

•

be paid to the persons in whose name the Senior Secured Notes are registered at the close of business on the regular record date, which is the business day immediately preceding each interest payment date (other than an interest payment date that is the maturity date or a redemption date, in which case the interest will be payable to the person to whom the principal or the redemption price of the Senior Secured Notes is paid), so long as the Senior Secured Notes are issued in book-entry only form. Otherwise, the record date will be the fifteenth calendar day next preceding the respective interest payment date. We shall not be required to make transfers or exchanges of Senior Secured Notes for a period of 15 calendar days next preceding an interest payment date.

Ranking

The Senior Secured Notes will be our senior secured obligations and will rank equally with all of our other existing and future senior secured and unsubordinated obligations, including our outstanding Other Notes as secured by a series of first mortgage bonds as described below under “—Certain Covenants—Limitation on Liens,” and will be senior to all of our existing and future unsecured obligations. As of March 31, 2009, we had approximately $299.6 million of total long-term indebtedness, none of which was senior secured indebtedness, and after giving pro forma effect to the issuance of the Senior Secured Notes and the securing of the Other Notes, we would have had $599.6 million senior secured long-term indebtedness outstanding. As of March 31, 2009, we had short-term indebtedness of $107.3 million, all of which is unsecured.

Optional Redemption

The Senior Secured Notes will be redeemable at any time in whole or from time to time in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Senior Secured Notes being redeemed; and

•

as determined by the Independent Investment Banker (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus          basis points,

plus, in each case, accrued and unpaid interest on the Senior Secured Notes being redeemed to the redemption date. Notwithstanding the foregoing, we may not redeem any Senior Secured Notes at a redemption price in excess of 103% of the principal amount of such Senior Secured Notes without supplemental state regulatory approval.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)”, or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (as defined below) (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Senior Secured Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Secured Notes.

“Comparable Treasury Price” means with respect to any redemption date (1) the average of four Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us.

“Reference Treasury Dealer” means (1) each of Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to the Senior Secured Notes to be redeemed, the remaining scheduled payments of principal and interest on such Senior Secured Notes that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Senior Secured Notes, the amount of the next succeeding scheduled interest payment on such Senior Secured Notes will be reduced (for the purpose of this calculation) by the amount of interest accrued on such Senior Secured Notes to such redemption date.

Holders of Senior Secured Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the Senior Secured Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular portions thereof for redemption from the outstanding Senior Secured Notes by such method as the Trustee deems fair and appropriate. Any notice of redemption of the Senior Secured Notes may be conditional on our depositing funds with the Trustee, or irrevocably directing the Trustee to apply moneys held by it, sufficient to pay the redemption price thereof, and if such funds are not so deposited or such direction is not given, such notice shall be of no effect.

Unless we default in payment of the redemption price (or, in case of a conditional redemption, the redemption monies shall not have been received), on and after the redemption date, interest will cease to accrue on the Senior Secured Notes or portions thereof called for redemption.

Security and Release

The Senior Secured Notes and the Other Notes will be secured by senior note mortgage bonds issued under the Mortgage and delivered by us to the Trustee. Any payment by us to the Trustee of principal of, premium, if any, and interest on, the senior note mortgage bonds of any series will be applied by the Trustee to satisfy our obligations with respect to principal of, premium, if any, and interest on, the Senior Secured Notes or the Other Notes, as applicable, relating to such series of senior note mortgage bonds. Under the terms of the Mortgage, if a “default” as defined therein has occurred and is continuing, any proceeds of the collateral pledged under the Mortgage will be applied on a pro rata basis to the outstanding senior note mortgage bonds of all series. Upon payment in full of all Senior Secured Notes, the Trustee will release and deliver to us for cancellation all senior note mortgage bonds, including those issued to secure the Other Notes.

The senior note mortgage bonds will comprise two new series of our first mortgage bonds under the Mortgage, all of which will be secured by a first lien on substantially all of our property. See “Description of Senior Note Mortgage Bonds—Security for Senior Note Mortgage Bonds.” Upon the payment or cancellation of any outstanding senior notes, the Trustee will surrender to us for cancellation an equal principal amount of the senior note mortgage bonds of the series relating to the cancelled senior notes and, if all Senior Secured Notes are paid or cancelled, the senior note mortgage bonds of the series relating to the Other Notes, even if still outstanding. We will not permit, at any time prior to the payment in full of the Senior Secured Notes, the aggregate principal amount of senior note mortgage bonds of the series relating to the Senior Secured Notes or the Other Notes, respectively, held by the Trustee to be less than the aggregate principal amount of the Senior Secured Notes or Other Notes, respectively, then outstanding. Except to the extent as permitted by the limitation on liens covenant under the Amended Indenture, after the issuance of the Senior Secured Notes, no additional first mortgage bonds will be issued by us under the Mortgage other than as collateral security for senior notes under the Amended Indenture for as long as any Senior Secured Notes remain outstanding.

Certain Covenants

Limitation on Liens

Although the senior notes will have already been secured by senior note mortgage bonds, the Amended Indenture will continue to prohibit, for so long as any senior notes are outstanding, our issuance, assumption, guarantee or permitting to exist any debt secured by any lien upon any of our operating property, except for certain permitted secured debt, without effectively securing the senior notes equally and ratably with that debt (but only so long as such debt is secured). See “Description of Senior Unsecured Debt Securities—Certain Covenants—Limitations on Liens” in the accompanying prospectus. The senior notes will be secured by the senior note mortgage bonds and, thus, will automatically be secured equally and ratably with any other first mortgage bonds issued under the Mortgage. Consequently, the limitation on liens covenant in the Amended Indenture will not restrict the Company’s ability to issue additional amounts of such mortgage bonds, although (i) the Mortgage itself, however, would permit the issuance of additional first mortgage bonds only if the conditions set forth below under “Description of Senior Notes Mortgage Bonds—Issuance of Additional First Mortgage Bonds” have been satisfied and (ii) the Amended Indenture will require that such additional mortgage bonds be issued solely to serve as collateral security for one or more additional series of senior notes issued under the Amended Indenture, except to the extent as permitted by the limitation on liens covenant.

Under the limitation on liens covenant, subject to certain exceptions, so long as any Other Notes are outstanding, we may not issue the Senior Secured Notes without effectively securing all outstanding Other Notes equally and ratably with the Senior Secured Notes for so long as the Senior Secured Notes are secured by the senior note mortgage bonds. Therefore, in connection with the Senior Secured Notes offering, we will issue another series of first mortgage bonds under the Mortgage to secure the Other Notes currently outstanding for so long (and only so long) as the Senior Secured Notes are secured by senior note mortgage bonds.

Consolidation, Merger, Conveyance, Sale or Transfer

See “Description of Senior Unsecured Debt Securities—Consolidation, Merger, Conveyance, Sale or Transfer” in the accompanying prospectus. In addition, upon our consolidation with, merger into any other entity or transfer of substantially all of our property to any entity, the successor will expressly assume, by a supplemental indenture to the Mortgage, executed and delivered to Mortgage Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the outstanding senior note mortgage bonds and the performance of the Mortgage. See also “Description of Senior Note Mortgage Bonds—Effects of Mergers, Consolidation, etc.” in this prospectus supplement.

Events of Default

See “Description of Senior Unsecured Debt Securities—Events of Default” in the accompanying prospectus. In addition, events of default regarding the Senior Secured Notes under the Amended Indenture also include:

•

the occurrence of a default under the Mortgage; provided, however, that the waiver or cure of a default and the recission and annulment of the consequences of a default under the Mortgage will constitute a waiver of the corresponding event of default under the Amended Indenture and rescission and annulment of the consequences of the corresponding event of default under the Amended Indenture.

If an event of default occurs and is continuing, either the Trustee or holders of 33% in aggregate principal amount of the outstanding Senior Secured Notes (or under certain circumstances, of all outstanding senior notes under the Indenture) may declare the principal amount of and interest on all of the Senior Secured Notes to be due and payable immediately. Upon such acceleration of the Senior Secured Notes, the senior note mortgage bonds of the series relating to the Senior Secured Notes shall be immediately redeemable upon demand of the Trustee (and surrender thereof to the Mortgage Trustee) at a redemption price of 100% of the principal amount thereof, together with interest to the redemption date. At any time after an acceleration of the Senior Secured Notes has been declared (and provided the acceleration of all senior note mortgage bonds has not occurred), if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due on the Senior Secured Notes otherwise than by acceleration and all defaults have been cured or waived, then our payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Secured Notes. Under the terms of the Mortgage, if a “default” as defined therein has occurred and is continuing, any proceeds of the collateral pledged under the Mortgage will be applied on a pro rata basis to the outstanding senior note mortgage bonds of all series.

Voting of Senior Note Mortgage Bonds Held by Trustee

The Trustee, as the holder of the senior note mortgage bonds, will attend any meeting of bondholders under the Mortgage, or, at its option, will deliver its proxy in connection therewith relating to matters with respect to which it is entitled to vote or consent, provided, however, the Trustee will not, as holder of any senior note mortgage bonds of the series relating to the Senior Secured Notes, so vote in favor of, or so consent to, any amendment or modification of the Mortgage unless directed to do so by the holders of a majority in principal amount of the Senior Secured Notes, unless the vote or consent is with respect to matters which under the Mortgage require the vote or consent of the holders of a greater percentage in principal amount of the senior note mortgage bonds of the series relating to the Senior Secured Notes, in which case such direction must be from holders of such greater percentage in principal amount of the Senior Secured Notes.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A is the Trustee under the Indenture. The Amended Indenture will continue to provide that our obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior notes, including the Senior Secured Notes, upon all property and funds held or collected by the Trustee as such.

The Amended Indenture will continue to provide that the Trustee shall be subject to and shall comply with the provisions of Section 310(b) of the Trust Indenture Act, and that nothing in Amended Indenture shall be deemed to prohibit the Trustee or us from making any application permitted pursuant to such section. The Trustee is also our paying agent and certain of our affiliates and has in the past made, and may in the future make, periodic loans to us and certain of our affiliates.

Book-Entry

Global Notes

The Senior Secured Notes will be represented by a Global Certificate which will be issued in definitive, fully registered, book-entry form. The Global Certificate will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the Global Certificate will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the Global Certificate through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.)

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the Global Certificate with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the Senior Secured Notes; and

•

ownership of the Senior Secured Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Senior Secured Notes represented by a Global Certificate to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the Senior Secured Notes represented by a Global Certificate to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Certificate, DTC or that nominee will be considered the sole owner or holder of the Senior Secured Notes represented by that Global Certificate for all purposes under the indenture and under the Senior Secured Notes. Except as provided below, owners of beneficial interests in a Global Certificate will not be entitled to have Senior Secured Notes represented by that Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of certificated Senior Secured Notes and will not be considered the owners or holders thereof under the Senior Secured Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a Global Certificate must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Senior Secured Notes under the indenture or a Global Certificate.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Senior Secured Notes.

Payments on the Senior Secured Notes represented by the Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Senior Secured Notes represented by a Global Certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Certificate as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the Senior Secured Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Payments on the Senior Secured Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Senior Secured Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Senior Secured Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Senior Secured Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Senior Secured Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Senior Secured Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Senior Secured Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Senior Secured Notes to each person that DTC identifies as the beneficial owner of the Senior Secured Notes represented by a Global Certificate upon surrender by DTC of the Global Certificate if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such Global Certificate or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated Senior Secured Notes; or

•	we determine, subject to DTC’s procedures, not to have the Senior Secured Notes represented by the Global Certificate.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Senior Secured Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Senior Secured Notes to be issued.

DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS

General

As described under “Description of Senior Secured Debt Securities” in the accompanying prospectus, the senior note mortgage bonds are first mortgage bonds issued as our senior secured debt securities under the Mortgage. The statements herein concerning the first mortgage bonds and the Mortgage are summaries and do not purport to be complete. They may make use of defined terms and are subject to, and qualified in their entirety by, all of the provisions of the Mortgage, as supplemented by the fifty-sixth supplemental indenture and the fifty-seventh supplemental indenture to the Mortgage with respect to the senior note mortgage bonds, which is incorporated herein by reference. We have filed with the SEC a copy of the Mortgage as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The senior note mortgage bonds will be issued as security for our obligations with respect to the Senior Secured Notes and the Other Notes under the Amended Indenture and will be immediately delivered to, and registered in the name of, the Trustee under the Amended Indenture. The Amended Indenture will provide that the Trustee shall not transfer any senior note mortgage bonds except to a successor Trustee, to us or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of us.

The senior note mortgage bonds of the series relating to the Senior Secured Notes correspond to the Senior Secured Notes in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal of or premium, if any, or interest on the Senior Secured Notes, the senior note mortgage bonds of the series relating to the Senior Secured Notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and our obligation to make such payment shall be discharged.

Redemption of Senior Note Mortgage Bonds

The senior note mortgage bonds of the series relating to the Senior Secured Notes will be redeemed on the dates and in the principal amounts of the Senior Secured Notes. In the event of an event of default under the Amended Indenture with respect to the Senior Secured Notes and acceleration of the Senior Secured Notes, the senior note mortgage bonds of the series relating to the Senior Secured Notes will be immediately redeemable in whole, upon demand of the Trustee (and surrender thereof to the Mortgage Trustee), at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date. See “Description of Senior Secured Notes—Events of Default” in this prospectus supplement.

Security for Senior Note Mortgage Bonds

Except as discussed below, the senior note mortgage bonds and all first mortgage bonds outstanding under the Mortgage will be equally and ratably secured by a direct first lien on substantially all of our property, subject only to permitted encumbrances as defined in the Mortgage, which include, among other things:

•	tax liens and other governmental charges which are not delinquent or which are being contested, and liens for workmen’s compensation awards and similar obligations;

•	some easements, licenses, reservations and rights of others, including governmental entities, in, and defects of title in, some of our property;

•	certain rights reserved to municipality or public authority by the terms of any franchise, grant, license or permit;

•	liens relating to our distribution system in and adjacent to Bellevue, Ohio; and

•	some other liens and encumbrances. (Section 1.04 of the Mortgage.)

There are excepted from the lien of the Mortgage, among other things:

•	cash, receivables, contracts and leases in which we are lessor;

•	securities not specifically pledged or required to be pledged under the Mortgage;

•	property held for sale or lease to customers or consumable in our operations; and

•	transportation equipment. (Granting Clauses of the Mortgage.)

Without the consent of the holders of the first mortgage bonds, we may enter into supplemental indentures with the Mortgage Trustee to subject to the lien of the Mortgage additional property, whether or not used in the electric utility business, including property which would otherwise be excepted from the lien of the Mortgage. (Section 14.01 of the Mortgage.) These properties, so long as they would otherwise constitute property additions as described under “—Issuance of Additional First Mortgage Bonds” below, would then constitute property additions and be available as a basis for the issuance of first mortgage bonds. (See “—Issuance of Additional First Mortgage Bonds” below.)

The Mortgage contains provisions subjecting after-acquired property to the lien of the Mortgage. (Granting Clauses of the Mortgage.) These provisions are limited in the case of consolidation or merger, whether or not we are the surviving corporation, or sale of substantially all of our assets. In the event of our consolidation or merger with or into another corporation and this other corporation is the surviving corporation or our transfer of all the mortgaged property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties then owned or in the future acquired by the surviving corporation, except properties acquired from us in or as a result of that transaction and improvements, extensions and additions to these properties and renewals, replacements and substitutions of or for any part or parts of these properties. In the event of a merger or consolidation of a corporation with or into us and we are the surviving corporation, unless a supplemental indenture to the Mortgage otherwise provides, the Mortgage will not be required to be a lien upon any of the properties acquired by us in or as a result of that transaction or any improvements, extensions or additions to these properties or any renewals, replacements or substitutions of or for any part or parts of these properties. (Article Twelve of the Mortgage; and see “—Effects of Mergers, Consolidation, etc.” below.) In addition, after-acquired property may be subject to permitted encumbrances and other liens on the after-acquired property at the time of acquisition of the after-acquired property. (Granting Clauses of the Mortgage.)

The Mortgage provides that the Mortgage Trustee will have a lien, prior to the lien on behalf of the holders of first mortgage bonds, upon mortgaged property and any money collected by the Mortgage Trustee as proceeds of the mortgaged property, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 13.10 of the Mortgage.)

We have not made any appraisal of the value of our properties subject to the lien of the Mortgage. The value of the properties in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. In the event of liquidation, if the proceeds were not sufficient to repay amounts under all of the first mortgage bonds then outstanding, including the senior note mortgage bonds, then holders of the first mortgage bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets. As of March 31, 2009, we had approximately $299.6 million of total long-term indebtedness, none of which was senior secured indebtedness, and after giving pro forma effect to the issuance of the Senior Secured Notes and the securing of the Other Notes, we would have had $599.6 million senior secured long-term indebtedness outstanding. As of March 31, 2009, we had short-term indebtedness of $107.3 million, all of which is unsecured.

Issuance of Additional First Mortgage Bonds

The Mortgage does not limit the principal amount of first mortgage bonds which we may issue. (Section 3.02 of the Mortgage.) We may issue first mortgage bonds of any series from time to time under Article Three of the Mortgage on the basis of, and in an aggregate principal amount not exceeding:

(1) 75% of property additions not previously used as a basis for the issuance of the first mortgage bonds or applied for some other purpose under the Mortgage;

(2) the aggregate principal amount of certain other retired bonds, consisting of first mortgage bonds no longer outstanding under the Mortgage which have not been used for certain other purposes under the Mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded property and which we have not, at our option, otherwise declared ineligible for this purpose; or

(3) the amount of cash deposited with the Mortgage Trustee against the issuance of first mortgage bonds. (Article Three of the Mortgage.)

In general, the issuance of first mortgage bonds is subject to our “net earnings” for 12 consecutive months within the preceding 18 months being at least two times the annual interest requirements on:

•	all first mortgage bonds at the time outstanding;

•	first mortgage bonds then applied for; and

•	all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the Mortgage, (Section 1.06 of the Mortgage.)

except that we are not required to satisfy the net earnings requirement prior to issuance of first mortgage bonds as provided in (2) above unless:

•	the stated maturity of the retired bonds is a date less than two years after our request to the Mortgage Trustee for the authentication and delivery of these first mortgage bonds; and

•

the maximum stated interest rate, if any, on those retired bonds at the time of their authentication and delivery is less than the maximum stated interest rate, if any, on these first mortgage bonds to be in effect upon the initial authentication and delivery of these first mortgage bonds. (Section 3.07 of the Mortgage.)

Our net earnings for purposes of the Mortgage consists of our earnings calculated before, among other things, (a) administrative expenses other than those charged to capital account or surplus, (b) certain taxes, (c) assessments, rentals, license charges and insurance, (d) expenses for current repairs and maintenance and (e) renewals, replacements or depreciation. (Section 1.06 of the Mortgage.)

Under the Mortgage, “property additions” means generally any property owned by us and subject to the lien of the Mortgage, except any property the cost of acquisition or construction of which is not properly chargeable to our electric utility planet account. (Section 1.05 of the Mortgage.) We will issue the senior note mortgage bonds on the basis of property additions as described in (1) above and retired bonds as described in (2) above. As of March 31, 2009, after giving effect to the issuance of the Senior Secured Notes and the securing of the Other Notes, we would have been able to issue additional first mortgage bonds under the Mortgage in an aggregate principal amount equal to approximately $47 million, all of which would have been on the basis of retired first mortgage bonds.

The issuance of first mortgage bonds by us to secure the Senior Secured Notes offered hereby is subject to a provision of our Indenture generally limiting our incurrence of additional secured debt. See “Description of Senior Unsecured Debt Securities—Certain Covenants—Limitations on Liens” in the accompanying prospectus and “Description of Senior Secured Notes—Certain Covenants—Limitations on Liens” in this prospectus supplement.

Release and Substitution of Property

Machinery, tools, implements, equipment and other similar property which has become unfit or unnecessary for our operations may be disposed of by us without a release by the Mortgage Trustee provided that any new replacement machinery, tools, implements or equipment is subject to the lien of the Mortgage and the net proceeds received by us in connection therewith must be deposited with the Mortgage Trustee. Leases, rights-of-way, agreements and contracts may be abandoned, terminated or modified in substitutions of any leases, rights-of-way and contracts subject to the lien of the Mortgage to the same extent and in the manner as those previously existing. Franchises, licenses and permits may be surrendered or modified without a release by the Mortgage Trustee provided that in the opinion of our board of directors, such surrender and modification is in our best interests and will not, among other things, impair the value and efficiency of mortgaged property as an entirety and the value of the security for the first mortgage bonds. Mortgaged property, the use and operation of which has been abandoned or discontinued, may be released if the net proceeds from the sale or disposition of the property is deposited with the Mortgage Trustee as part of the mortgaged property. Money received by the Mortgage Trustee as the result of any release of property may be withdrawn against, among other things, the value of net property additions and first mortgage bonds previously issued and retired. (Article Eight of the Mortgage.)

Effects of Mergers, Consolidation, etc.

We may not consolidate with or merge into any other corporation or convey, transfer or lease the mortgaged property as or substantially as an entirety to any person unless:

•	the terms of the transaction fully preserve the lien and security of the Mortgage and the rights and powers of the Mortgage Trustee and holders of first mortgage bonds;

•	the terms of the transaction fully preserve and protect our then existing franchises except as otherwise provided in the Mortgage;

•

the corporation (defined in the Mortgage to include a partnership, limited liability company or similar entity) formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases for a term that extends beyond the date of maturity, the mortgaged property as or substantially as an entirety by supplemental indenture assumes the due and punctual payment of the principal of and interest on the first mortgage bonds and the performance of all of our covenants under the Mortgage; and

•

in the case of a lease, that lease will be made expressly subject to termination by us or the Mortgage Trustee at any time during the continuance of an event of default under the Mortgage and also by the purchaser of the property so leased at any sale thereof, whether such sale be made under the power of sale conferred under the Mortgage or pursuant to judicial hearings. (Section 12.01 of the Mortgage.)

The Mortgage does not contain provisions requiring the repurchase of the first mortgage bonds upon a change of control.

Modification or Amendment of the Mortgage

Without the consent of any holders of first mortgage bonds, we and the Mortgage Trustee may enter into one or more supplemental indentures for certain purposes, including but not limited to, the following:

•

to evidence the succession of another corporation to us and the assumption by any successor of our covenants in the Mortgage and in the first mortgage bonds (see “—Effects of Mergers, Consolidation, etc.” above);

•

to correct the description of any property subject to the lien of the Mortgage, or convey and transfer to the Mortgage Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property;

•

to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage, unless the change, elimination or addition in any manner impairs the interests of the holders of the first mortgage bonds of any series or tranche, in which case the change, elimination or addition will become effective with respect to that series or tranche only when no first mortgage bond of the series or tranche remains outstanding under the Mortgage;

•	to establish the form or terms of the first mortgage bonds of any series or tranche as permitted by the Mortgage;

•

to cure any ambiguity, inconsistency or defect in the Mortgage or any supplemental indenture, or to make any changes to the provisions of the Mortgage or to add other provisions with respect to matters and questions arising under the Mortgage as may be necessary or desirable and not inconsistent with the Mortgage; and

•

to provide the terms and conditions of the exchange or conversion, at the option of the holders of first mortgage bonds of any series, of those first mortgage bonds for or into first mortgage bonds of other series or stock or other securities of ours or any other corporation. (Section 14.01 of the Mortgage.)

Except as provided above, the rights of the bondholders may be modified with the consent of the holders of a majority of the principal amount of the first mortgage bonds of all series affected provided if more than one series of bonds are at the time outstanding, no waiver of a past default or the consequences thereof shall be effective unless approved by the holders of a majority of aggregate principal amount of first mortgage bonds of each such series at the time outstanding. (Section 9.20 of the Mortgage.) However, no modification of the terms of payment of principal, premium or interest and no modification permitting the creation of additional prior or parity liens, reducing the percentage of the principal amount of first mortgage bonds required for modification or depriving the bondholders of the lien of the Mortgage, is effective against any bondholder without such bondholder’s consent. (Section 15.06 of the Mortgage.)

Defaults and Notice of Defaults

Events of default include, among other things, default in the payment of principal and premium, if any, of any of the first mortgage bonds; default for 60 days in payment of interest on any of the first mortgage bonds; default in the payment of principal or interest continued beyond the period of grace on any prior lien bonds; default, for 90 days after notice, in the performance of any covenant in the Mortgage; and bankruptcy, insolvency or reorganization (under certain circumstances) of us. The Mortgage Trustee may withhold notice to bondholders of default (except default in payment of principal, premium, interest or sinking and improvement fund installments) if its responsible officers determine that it is in the interest of the bondholders to do so. If any default occurs, the Mortgage Trustee also may: (a) take possession of and operate the mortgage property for the purpose of paying the principal or and interest on the first mortgage bonds; (b) sell at the public auction all of the mortgaged property or such parts as the Mortgage Trustee may determine; (c) bring suit to enforce its rights and the rights of holders of the first mortgage bonds to foreclose the Mortgage or to appoint a receiver of the mortgaged property; and (d) pursue any other remedy. Upon a default, the Mortgage further requires the Mortgage Trustee to apply any proceeds of any mortgaged property on a pro rata basis to the outstanding first mortgage bonds of all series.

Holders of not less than 33% in principal amount of outstanding first mortgage bonds or the Mortgage Trustee may declare the principal and interest of all outstanding first mortgage bonds due upon the occurrence of a default, but the holders of a majority in principal amount of the outstanding first mortgage bonds may, under certain circumstances including the curing of such default, annul any such declaration. No holder of first mortgage bonds may institute any action, suit or proceeding for any remedy under the Mortgage unless he has previously given the Mortgage Trustee written notice of a default by the Company and, in addition: (a) the holders of not less than a majority in principal amount of the first mortgage bonds have requested the Mortgage Trustee in writing to act; (b) such holder has offered to the Mortgage Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby, without negligence or bad faith; and (c) the Mortgage Trustee has refused or neglected to comply with such request within 60 days. The holders of a majority in principal amount of the first mortgage bonds may require the Mortgage Trustee to pursue any available remedy, upon furnishing the Mortgage Trustee with indemnification satisfactory to it, if requested by the Mortgage Trustee and any holder the first mortgage bonds has the absolute and unconditional right to enforce the payment of the principal of and interest on such holder’s first mortgage bonds. (Article Nine of the Mortgage.)

The Mortgage requires that we furnish annually to the Mortgage Trustee a certificate that we are in compliance or non-compliance with certain provisions of the Mortgage. (Section 4.22.)

Concerning the Mortgage Trustee

The Mortgage Trustee, The Bank of New York Mellon Trust Company, N.A., is permitted to engage in other transactions with us, except that if it acquires any conflicting interest, as defined in the Mortgage, it must eliminate it or resign and is required in certain cases to share with the bondholders the benefits of payments received within four months prior to default. (Section 13.14 and 13.15 of the Mortgage.)

Satisfaction and Discharge of Mortgage

Upon our making due provision for the payment of all of the first mortgage bonds and paying all other sums due under the Mortgage, the Mortgage shall cease to be of further effect and may be satisfied and discharged of record. Holders of first mortgage bonds may wish to consult with their own tax advisors regarding possible tax effects in the event of a defeasance of the Mortgage. (Article 16 of the Mortgage.)

Form

We will issue the senior note mortgage bonds only in definite form as registered bonds without coupons in denominations of $2,000 and integral multiples of $1,000 thereof.

UNDERWRITING

Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of this offering and representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the principal amount of Senior Secured Notes set forth opposite each of their names below.

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Total		$300,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Senior Secured Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Senior Secured Notes offered hereby if any Senior Secured Notes are taken. The offering of the Senior Secured Notes by the underwriters is subject to the underwriters’ receipt and acceptance of any order in whole or in part.

The underwriters initially propose to offer part of the Senior Secured Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. Any Senior Secured Notes sold by the underwriters to dealers may be sold at the public offering price less a concession not in excess of     % of the principal amount of the Senior Secured Notes. Any underwriter may allow, and any dealer may re-allow, a concession not in excess of     % of the principal amount of the Senior Secured Notes to other underwriters or to certain dealers. After the initial offering of the Senior Secured Notes, the offering price and other selling terms of the Senior Secured Notes may from time to time be varied by the underwriters.

We estimate that we will incur offering expenses of approximately $487,790.

We and the underwriters have agreed to indemnify each other against, or contribute to payments required to be made in respect of, certain liabilities, including liabilities under the Securities Act.

The Senior Secured Notes are a new issue of securities with no established trading market. The Senior Secured Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market for the Senior Secured Notes. The underwriters are not obligated to make a market in the Senior Secured Notes, however, and may cease market-making activities at any time without notice. We cannot give any assurance as to the liquidity of any trading market for the Senior Secured Notes.

In order to facilitate the offering of the Senior Secured Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Secured Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Senior Secured Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Senior Secured Notes, the underwriters may bid for, and purchase, the Senior Secured Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Senior Secured Notes in the offering if the syndicate repurchases previously distributed Senior Secured Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Senior Secured Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time without notice.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the EU Prospectus Directive, as defined below (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), the Senior Secured Notes will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Secured Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Senior Secured Notes may be made to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior written consent of the underwriters; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Senior Secured Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

For the purposes of this provision, the expression “an offer of Senior Secured Notes to the public” in relation to any Senior Secured Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Secured Notes to be offered so as to enable an investor to decide to purchase the Senior Secured Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of Senior Secured Notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Secured Notes in, from or otherwise involving the United Kingdom.

We and our affiliates have in the past entered into, and may in the future enter into, investment banking and commercial banking transaction with the underwriters and/or their affiliates for which they in the past received, and may in the future receive, customary fees. In addition, we may also engage the underwriters or their affiliates in respect of financial advisory services for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wendy E. Stark, Esq., Associate General Counsel of our parent corporation, FirstEnergy, and by Akin Gump Strauss Hauer & Feld LLP, New York, New York, our special New York counsel, and for the underwriters by Calfee, Halter & Griswold LLP, Cleveland, Ohio. As of March 31, 2009, Ms. Stark beneficially owned approximately 5,540 shares of common stock of FirstEnergy, including 3,789 shares of unvested restricted stock units. Calfee, Halter & Griswold LLP has in the past represented and currently represents us, FirstEnergy and certain of our affiliates on other matters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

This prospectus relates to debt securities that The Toledo Edison Company may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions that we will determine at the time of the offering. The securities may be our secured or unsecured debt obligations.

We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 to read about factors you should consider before buying our securities.

We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. See the “Plan of Distribution” section beginning on page 11 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 22, 2008

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell our securities.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. The prospectus supplement may also add to, update or change information contained in this prospectus, including information about us. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

In this prospectus, unless the context indicates otherwise, the words “the company,” “we,” “our,” “ours” and “us” refer to The Toledo Edison Company and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include declarations regarding our intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	the speed and nature of increased competition and deregulation in the electric utility industry;

•	the impact of the rulemaking process of Public Utilities Commission of Ohio, or PUCO, on our July 2008 Electric Security Plan and Market Rate Offer filings;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices and availability;

ii

•	replacement power costs being higher than anticipated or inadequately hedged;

•	our ability to continue to collect transition and other charges or to recover increased transmission costs;

•	maintenance costs being higher than anticipated;

•	other legislative and regulatory changes (including revised environmental requirements);

•	the impact of the U.S. Court of Appeals’ July 11, 2008 decision to vacate the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place;

•

the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the consent decree resolving the new source review litigation or other potential regulatory initiatives;

•

adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission and the Public Utilities Commission of Ohio;

•	our ability to comply with applicable state and federal reliability standards;

•	our ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives);

•	our ability to improve electric commodity margins and to experience growth in the distribution business;

•	our ability to access the public securities and other capital markets and the cost of such capital;

•

the risks and other factors discussed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated herein by reference and in this prospectus or any prospectus supplement under the heading “Risk Factors”; and

•	other similar factors.

Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factors on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward- looking statements. The foregoing review of factors should not be construed as exhaustive.

iii

THE COMPANY

We are one of eight wholly-owned electric utility operating subsidiaries of FirstEnergy Corp., or FirstEnergy. We were organized under the laws of the State of Ohio in 1901 and own property and do business as an electric public utility in that state. We engage primarily in the distribution and sale of electric energy in an area of approximately 2,500 square miles in northwestern Ohio. The area we serve has a population of approximately 0.8 million.

Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds we receive from issuance of these debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of debt securities. General corporate purposes may include, but are not limited to, financing and operating activities, capital expenditures, acquisitions, maintenance of our assets and refinancing our existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2003	2004	2005	2006	2007	2007	2008
Consolidated Ratio of Earnings to Fixed Charges	1.20	2.19	2.48	2.59	2.58	2.38	2.76

For purposes of the calculation of ratio of earnings to fixed charges, “earnings” have been computed by adding to “Income before extraordinary items” total interest and other charges, before reduction for amounts capitalized, provision for income taxes and the estimated interest element of rentals charged to income, and. “fixed charges” include interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements and the estimated interest element of rentals charged to income.

DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES

The senior unsecured debt securities that we may offer from time to time by this prospectus, and which we refer to in this section as “debt securities”, will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. The debt securities will be issued under an indenture, dated as of November 1, 2006, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which such particular terms modify the terms of the indenture or otherwise vary from the terms and provisions set forth below will be described in the prospectus supplement relating to those debt securities.

The indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. You should read the indenture incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements. Certain capitalized terms used in this prospectus are defined in the indenture.

If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

There is no requirement under the indenture that future issues of our debt securities be issued under the indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities. The provisions of any such other indentures or documentation will be described in the applicable prospectus supplement.

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue under the indenture. The indenture provides that the debt securities may be issued in one or more series. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a board resolution or one or more officer’s certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the particular series of debt securities offered thereby:

•	title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•

the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date for that interest;

•	the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or how the rate or rates will be determined, and the date or dates from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•	the place or places, if any, in addition to the office of the trustee, where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to purchase or redeem the debt securities;

•	the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•

whether the debt securities will be issued in book-entry form, represented by one or more global securities certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or its nominee, and if so, the identity of the depositary;

•	any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

•	any collateral security, assurance or guarantee for the debt securities; and

•	any other specific terms applicable to the debt securities.

Unless we otherwise indicate in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the indenture or the debt securities that require us to redeem, or permit the holders to cause a redemption of, the debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, we will pay interest on our debt securities on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a debt security, we may pay defaulted interest to the registered owner of the debt security as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading, if the trustee finds it practicable.

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued and unpaid interest to the redemption date once you surrender the debt security for redemption. If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. In this circumstance, if the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities.

Registration, Transfer and Exchange

The debt securities will be issued without interest coupons unless otherwise indicated in the applicable prospectus supplement. Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor, unless otherwise indicated in the applicable prospectus supplement.

Unless we otherwise indicate in the applicable prospectus supplement, debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the indenture.

In the event of any redemption of debt securities of any series, the trustee will not be required to exchange or register a transfer of any debt securities of the series selected, called or being called for redemption except the unredeemed portion of any debt security being redeemed in part.

Certain Covenants

Limitation on Liens

The indenture provides that, so long as any debt securities are outstanding, we may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon any of our Operating Property (as defined below), whether owned at the date of the indenture or subsequently acquired, without effectively securing such debt securities (together with, if we so determine, any of our other indebtedness ranking equally with such debt securities) equally and ratably with that Debt (but only so long as that Debt is so secured).

The foregoing restriction will not apply to:

(1)	Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

(2)	Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with, or at the time the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

(3)	Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

(4)	Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving property which at the time of such purchase, repair, alteration, construction, development or improvement was owned or operated by us;

(5)	Liens securing Debt outstanding as of the date of issuance of the debt securities as the first series of debt securities issued under the indenture;

(6)	Liens securing Debt which matures less than 12 months from its issuance or incurrence and is not extendible at our option;

(7)	Liens on Operating Property which is the subject of a lease agreement designating us as lessee and all of our right, title and interest in such Operating Property and such lease agreement, whether or not such lease agreement is intended as security;

(8)	Liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics’ and other similar Liens arising in the ordinary course of business, Liens created by or resulting from legal proceedings being contested in good faith, and certain other similar Liens arising in the ordinary course of business;

(9)	Liens related to moneys held in trust by the trustee for the benefit of the holders of the debt securities; or

(10)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (9), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (9), must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

However, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all of our other secured Debt then outstanding (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (10) and Sale and Lease-Back Transactions that are permitted by the first sentence of “—Limitation on Sale and Lease-Back Transactions” below), does not exceed the greater of 15% of our Net Tangible Assets and 15% of Capitalization (as those terms are defined below), in each case, determined in accordance with generally accepted accounting principles (“GAAP”) and as of a date not more than 60 days prior to such issuance, assumption or guarantee of debt. As of June 30, 2008, our Net Tangible Assets were $747 million and our Capitalization was $826 million.

Limitation on Sale and Lease-Back Transactions

The indenture provides that so long as any debt securities are outstanding, we may not enter into or permit to exist, any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

This restriction will not apply if:

•

we would be entitled pursuant to any of the provisions described in clauses (1) to (10) of the first sentence of the second paragraph under “—Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the debt securities;

•

after giving effect to a Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the second sentence of the second paragraph under “—Limitation on Liens,” at least $1.00 of additional Debt secured by Liens (other than Liens permitted by the preceding paragraph); or

•

we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of debt securities or other of our Debt ranking equally with the debt securities, subject to reduction for debt securities and Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

The term “Capitalization,” as used above, means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

The term “Debt,” as used above, means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities.

The term “Net Tangible Assets,” as used above, means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet; (ii) current liabilities; and (iii) appropriate adjustments, if any, on account of minority interests. Such amounts will be determined in accordance with GAAP and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

The term “Operating Property,” as used above, means (i) any interest in real property owned by us and (ii) any asset owned by us that is depreciable in accordance with GAAP.

The term “Sale and Lease-Back Transaction,” as used above, means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement (i) first entered into prior to the date of the indenture and (ii) involving the exchange of any Operating Property for any property subject to an arrangement first entered into prior to the date of the indenture.

The term “Value,” as used above, means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property leased, as determined by us in accordance with GAAP, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

Consolidation, Merger, Conveyance, Sale or Transfer

We have agreed not to consolidate with or merge into any other entity or convey, sell or otherwise transfer our properties and assets substantially as an entirety to any entity unless:

•	the successor is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia;

•

the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the outstanding debt securities under the indenture and the performance of every covenant of the indenture that we would otherwise have to perform or observe; and

•

immediately after giving effect to the transactions, no event of default with respect to any series of debt securities and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities will have occurred and be continuing.

Modification of the Indenture

Under the indenture or any supplemental indenture, the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:

•

change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest or change the method of calculating such rate of interest or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be payable upon a declaration of acceleration of the maturity thereof, or change the currency in which, any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

•

reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the applicable indenture or for waiver by the holders of certain of their rights; or

•	modify certain provisions of the indenture.

An “original issue discount security” means any security authenticated and delivered under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

The indenture also permits us and the trustee to amend the indenture without the consent of the holders of any debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

•	to add to the covenants with which we must comply or to surrender any of our rights or powers under the indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, such change, elimination, or addition will become effective with respect to such series only:

(1)	when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

(2)	when no debt securities of such series remain outstanding under the indenture;

•	to provide collateral security for all of the debt securities;

•	to establish the form or terms of debt securities of any other series as permitted by the indenture;

•

to provide for the authentication and delivery of bearer securities and coupons attached thereto and for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of the holders of the debt securities;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Events of Default

An event of default with respect to any series of debt securities is defined in the indenture as being any one of the following:

•

failure to pay interest on the debt securities of that series for 30 days after payment is due, provided, however, if applicable to that series, that a valid extension of the interest payment period by us as contemplated in the indenture will not constitute a failure to pay interest;

•	failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration or redemption;

•

failure to perform other covenants in the indenture for 90 days after we are given written notice from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

•	any other event of default included in the supplemental indenture, board resolution or officer’s certificate for that series of debt securities.

An event of default regarding a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities.

We will be required to file with the trustee annually an officer’s certificate as to the absence of default in performance of certain covenants in the indenture. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in the case of default in the payment of principal of, or premium, if any, or interest, if any, on the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so.

The indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, or if related to certain events of bankruptcy, insolvency, reorganization, arrangement, adjustment, composition or other similar events, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest, if any, on all debt securities of that series,

(2)	the principal of and premium, if any, on any debt securities of that series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

(3)	all amounts due to the trustee under the indenture; and

•

any other event of default with respect to the debt securities of that series other than the nonpayment of principal of the securities of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity, against costs, expenses and liabilities which might be incurred by it in compliance with the request or direction.

Subject to the provision for indemnification, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any law or the provisions of the indenture or if the trustee shall determine that the action would be prejudicial to holders not taking part in the direction.

Satisfaction and Discharge

We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we:

(1)	irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay any principal, or portion of principal, interest, premium and other sums when due on the debt securities at their maturity, stated maturity date, or redemption; and

(2)	deliver to the trustee:

(a)	a company order stating that the money and eligible obligations deposited in accordance with the indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

(b)	if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the indenture; and

(c)	an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described in clauses (b) and (c) above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenant described above in “—Limitation on Liens.” Our indebtedness in respect of those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented thereby.

The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture. All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent.

Resignation or Removal of Trustee

The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day.

The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys-in-fact, representing a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., is the trustee under the indenture. We and our affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

DESCRIPTION OF SENIOR SECURED DEBT SECURITIES

The senior secured debt securities that we may offer from time to time by this prospectus may be issued as first mortgage bonds under our Indenture dated as of April 1, 1947, as amended and supplemented, or the mortgage indenture, to JPMorgan Chase Bank N.A., as trustee, or the mortgage trustee. Alternatively, we may issue senior secured debt securities as senior secured notes under a separate indenture with a trustee where the trustee holds first mortgage bonds issued under our mortgage indenture that are pledged as security for the benefit of holders of the senior secured notes. The particular terms of any series of our first mortgage bonds or senior secured notes and the material provisions of our mortgage indenture and, as applicable, any senior secured note indenture will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Wendy L. Stark, Esq., Associate General Counsel of our parent corporation, FirstEnergy, and Akin Gump Strauss Hauer & Feld LLP, New York, New York. As of August 31, 2008, Ms. Stark owned approximately 6,186.857 shares of common stock of FirstEnergy and 3,618.72 shares of unvested restricted stock units. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to our unaudited financial information for the three-month periods ended March 31, 2008 and 2007 and for the three-month and six-month periods ended June 30, 2008 and 2007, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2008 and August 7, 2008 for the quarter ended March 31, 2008 and for the quarter and six-month periods ended June 30, 2008, respectively, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents without restating them in this prospectus. The information incorporated by reference is considered to be part of this prospectus. The information in this prospectus is not complete, and should be read together with the information incorporated herein by reference. We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before completion of this offer, which information will automatically update and supersede the information contained or incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to:

The Toledo Edison Company

c/o FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

Attention: Shareholder Services

(800) 736-3402

The incorporated reports and other documents may also be accessed at the websites mentioned under the heading “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC under the Exchange Act. These reports and other information can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This material is also available from the SEC’s website at http://www.sec.gov or from the website of our parent, FirstEnergy, at http://www.firstenergycorp.com/ir. Information available on FirstEnergy’s website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

$300,000,000

    % SENIOR SECURED NOTES DUE 20

Joint Book-Running Managers

Credit Suisse	Citi	J.P. Morgan	Morgan Stanley